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EXHIBIT 11



                      KPMG Peat Marwick LLP
                   Morgan Keegan Tower, Suite 900
                     Fifty North Front Street
                        Memphis, TN  38103



The Board of Directors of
Morgan Keegan Southern Capital Fund, Inc.:

In planning and performing our audit of the financial statements and financial highlights of Morgan Keegan Southern Capital Fund, Inc. for the year ended June 30, 1997, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and assurance on the internal control structure.

The management of Morgan Keegan Southern Capital Fund, Inc. is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure, policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthod use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may nevertheless occur and not be detected. Also, projection of any evaluation of the structure to future periods in subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financi tatements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses, as defined above, as of June 30, 1997.
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This report is intended solely for the information and use of management of
Morgan Keegan Southern Capital Fund, Inc. and the Securities and Exchange Commission.

                                 /s/ KPMG Peat Marwick LLP
                                 KPMG Peat Marwick LLP


Memphis, Tennessee
July 25, 1997

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